[DOMINION LOGO]

DOMINION RESOURCES TO TAKE ASSET IMPAIRMENT CHARGE
ON TELECOM BUSINESS

    Company intends to sell the business
    Will take an approximate $650 million charge in third-quarter
    Reaffirms operating earnings guidance for 2003 and beyond
    Foresees no material impact on financial position

RICHMOND, Va., Sept. 22, 2003 - Dominion (NYSE: D) announced today that it will take a special charge of approximately $650 million in its third-quarter earnings to recognize the impaired value of its telecom assets. This represents less than 2 percent of Dominion's consolidated asset base of $42 billion as of June 30, 2003. The company also announced that it intends to put the business up for sale. No tax benefit has currently been reflected in the book impairment loss, since recognition of the full tax benefit is dependent upon the company's future tax profile and taxable earnings.

The impairment will not affect the company's operating earnings estimates of $4.60 to $4.80 per share this year, nor its 5 to 7 percent expected future earnings growth rate. This operating earnings estimate excludes the approximate $650 million special charge. Additionally, in reaffirming 2003 operating earnings estimates, Dominion management is aware of other potential differences going forward between operating earnings and Generally Accepted Accounting Principles (GAAP) -based earnings, in addition to those previously reported, resulting from the implementation of recently issued accounting standards. These additional differences have not yet been quantified, and therefore Dominion is not able at this time to provide a corresponding GAAP equivalent for 2003 estimated earnings.

Dominion has discussed this with Standard & Poor's and Moody's rating agencies and has confirmed the write-down will not affect its investment-grade credit ratings.

In response to potential opportunities created by the Telecommunications Act of 1996, Dominion entered the telecom business in 1997 with the creation of VPS Communications, a subsidiary of Virginia Electric and Power Company. VPS Communications gradually grew into Dominion Telecom, a subsidiary of Dominion Resources. Dominion Telecom's strategy was to focus primarily on delivering lit capacity, dark fiber and collocation services to under-served U.S. markets east of the Mississippi.

Thos. E. Capps, Dominion's chairman, president and chief executive officer, said:

"Over the past several years we have done many good things to create value for our shareholders, and we thought we had an opportunity to create additional value in the telecom business. Unfortunately, markets for Dominion Telecom's services did not grow as we had expected, and a glut in fiber capacity put continued downward pressure on prices. Our best course of action now is to take steps to minimize the impact, learn from it and get it behind us, and that is exactly what we are doing."

The decision to write down the telecom assets concludes an impairment review begun in August. Dominion most recently disclosed the possibilities of depressed market conditions potentially creating an asset impairment in its annual 10-K filing with the U.S. Securities & Exchange Commission on March 20 and in subsequent 10-Q filings in 2003.

Dominion Telecom will continue to operate and serve its customers until the business is sold. Existing staff of 94 will continue to serve Dominion Telecom's customers from the company's offices in suburban Richmond.

Dominion management will discuss further details during its third-quarter earnings conference call scheduled for October 21, 2003.

Dominion is one of the nation's largest producers of energy, with an energy portfolio of more than 24,000 megawatts of generation, 6.3 trillion cubic feet equivalent of proved natural gas reserves and 7,900 miles of natural gas transmission pipeline. Dominion also operates the nation's largest underground natural gas storage system with more than 960 billion cubic feet of storage capacity and serves 5 million retail energy customers in nine states. For more information about Dominion, visit the company's web site at www.dom.com.

This release contains forward-looking statements including our expectations for 2003 earnings and for future annual growth rates that are subject to various risks and uncertainties. Discussion of factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations may include factors that are beyond the company's ability to control or estimate precisely, such as estimates of future market conditions, estimates of proved and unproved reserves and the behavior of other market participants. Other factors include, but are not limited to, weather conditions, economic conditions in the company's service area, fluctuations in energy-related commodity prices, changes to rating agency requirements and ratings, changing financial accounting standards, trading counterparty credit risks, risks related to energy trading and marketing, risks and costs associated with successfully executing the company's exit from the telecommunications business and other uncertainties. Other risk factors are detailed from time to time in the company's Securities & Exchange Commission filings.

###
Media Contacts:	Mark Lazenby	(804) 819-2042
	Hunter Applewhite	(804) 819-2043

Analyst Contacts:	Tom Wohlfarth	(804) 819-2150
	Joe O'Hare	(804) 819-2156
	Laura Edge Kottkamp	(804) 819-2129